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                                                                       Exhibit 5

                       Opinion of McDermott, Will & Emery

                                                                   June 22, 2001

Trikon Technologies, Inc.
Ringland Way
Newport, Gwent  NP18 2TA
United Kingdom


        Re: Resale of up to an aggregate of 1,018,253 shares of common stock, no par value (the "Common Stock"), of Trikon Technologies, Inc., a California corporation (the "Company"), consisting of (i) 925,930 shares of Common Stock previously issued (the "Issued Shares"), and (ii) 92,593 shares of Common Stock underlying previously issued warrants (the "Warrant Shares").
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Ladies and Gentlemen:

        We have acted as your special counsel in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the above-captioned securities, which, in the case of the Warrant Shares, may be issued upon exercise of Warrants, and in the case of the Issued Shares and the Warrant Shares, may be offered for sale from time to time by the selling shareholder.

        In arriving at the opinions expressed below we have examined the Registration Statement, the Common Stock Subscription Agreement, dated May 23, 2001, between the Company and Spinner Global Technology Fund, Ltd. ("Spinner"), the Common Stock Purchase Warrant dated May 23, 2001 (the "Warrant") granted by the Company to Spinner, the resolutions of the Board of Directors of the Company relating to the issuance of the above-captioned securities, and such other documents as we have deemed necessary to enable us to express the opinions hereinafter set forth.

        We have also reviewed such questions of law as we considered necessary or appropriate for the purposes of such opinions. In addition, we have examined and relied, to the extent we deemed proper, on certificates of officers of the Company as to factual matters, on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to as copies, and the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.


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        Members of our firm are admitted to the bar of the State of California.
We express no opinion as to the laws of any jurisdiction other than the laws of the State of California.

        Based upon and subject to the foregoing, we are of the opinion that, the Issued Shares are, and the Warrant Shares, when issued in accordance with the terms of the Warrant will be, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                                                   Very truly yours,

                                                   /s/ McDermott, Will & Emery
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